UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 29, 2008

CLARK HOLDINGS INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32735	43-2089172
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

121 New York Avenue, Trenton, New Jersey	08638
(Address of Principal Executive Offices)	(Zip Code)

(609) 396-1100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2008, the board of directors (the “Board”) of Clark Holdings Inc. (the “Company”) appointed Gregory E. Burns to replace Timothy Teagan as the Company’s president and chief executive officer. Mr. Teagan will continue to serve as the president and chief executive officer of the Company’s operating subsidiary, The Clark Group, Inc. (“Clark”).

Mr. Burns, 39 years old, has served as a member of the Company’s Board since its inception in September 2005 and has served as its director of business development since February 2008. In addition, Mr. Burns previously served as the Company’s president and chief executive officer, having held such offices from the Company’s inception until February 12, 2008, the date Clark was acquired by the Company (the “Acquisition”). He has worked with companies in the transportation and logistics sector and related industries for over 15 years, including, since June 2005, as president of Blue Line Advisors, Inc., a strategic consulting firm servicing companies in the transportation and logistics sector, and as a transportation industry analyst at several large investment banking firms, most recently, from April 2001 to May 2005, as a vice president and research analyst at J.P. Morgan Securities, Inc., where he was responsible for research coverage of the trucking, rail and global logistics industries.

In September 2005, the Company issued 2,500,000 shares of its common stock (“Founders’ Shares”) for approximately $1,000 in cash, at an average purchase price of approximately $.0004 per share. Mr. Burns, who at the time was a member of the Company’s Board and its president and chief executive officer, purchased 787,500 of such shares.

In February 2006, in connection with the Company’s initial public offering (“IPO”), the Company issued 2,272,727 warrants (“Private Warrants”), each to purchase one share of common stock for an exercise price of $6.00 per share, for approximately $2,500,000 in cash, at an average purchase price of $1.10 per warrant. Mr. Burns, who at the time was a member of the Company’s Board and its president and chief executive officer, purchased 386,364 of such warrants.

Also in connection with the Company’s IPO, the holders of the Founders’ Shares entered into lock-up agreements with BB&T Capital Markets restricting the sale of their Founders’ Shares until August 12, 2008, six months after the Acquisition.

Pursuant to a registration rights agreement signed in connection with the closing of the Company’s IPO, the holders of the majority of the above-referenced shares, including the shares of common stock underlying the Private Warrants, will be entitled to make up to two demands that the Company register such securities. The holders of the majority of the securities can elect to exercise these registration rights at any time. In addition, these holders have certain “piggy-back” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Mr. Burns currently holds 627,909 Founders’ Shares and 386,364 Private Warrants that are covered by this agreement.

Prior to the Acquisition, the Company agreed to pay and paid Blue Line Advisors, Inc., a private company wholly-owned and controlled by Mr. Burns, approximately $7,500 per month for office space and administrative support services. The agreement terminated upon the closing of the Acquisition. The Company paid an aggregate of $187,500 to Blue Line Advisors, Inc. under the agreement.

Upon the closing of the Acquisition, Mr. Burns and certain other holders of the Founders’ Shares placed a portion of their Founders’ Shares in escrow. Mr. Burns placed 381,250 of his Founders’ Shares in escrow, representing 50% of the Founders’ Shares held by Mr. Burns at that time. The Founders’ Shares will only be released from escrow if, and only if, prior to the fifth anniversary of the closing, the last sales price of the Company’s common stock equal or exceeds $11.50 per share for any 20 trading days within a 30 day trading day period. Upon satisfaction of this condition, the holders of the escrowed shares may send a notice to the trustee that the conditions have been met. Upon verification by the independent trustee, the shares shall be released to the holders. If such condition is not met, the shares placed in escrow will be cancelled. The release condition may not be waived by the Company or by the Company’s Board in any circumstances. The terms of the escrow agreement restrict the holders of the escrowed shares from selling or otherwise transferring the escrowed shares during the period the escrow arrangement is in effect, subject to certain limited exceptions such as transfers to family members and trusts for estate planning purposes, the death of the holder and transfers to an estate or beneficiaries, provided that the recipients agree to remain subject to the arrangement.

In connection with the closing of the Acquisition, in March 2008, the Company issued to each then non-employee director, including Mr. Burns, a ten-year option to purchase 10,000 shares of the Company’s common stock for an exercise price of $4.06 per share, vesting semi-annually over three years. The shares were issued under the Company’s 2007 Long-Term Incentive Equity Plan. In addition, each non-employee director receives an annual fee and a per-meeting fee as compensation for his service as a director. Consistent with this arrangement, as of the date hereof, Mr. Burns has received an aggregate of $10,000 in payment of such fees.

Through December 31, 2008, Mr. Burns will not receive any salary or other cash compensation for his service as president and chief executive officer. The Board’s compensation committee will consider whether to pay Mr. Burns cash compensation for his services in such capacity thereafter.

A copy of the press release announcing Mr. Burns’ appointment is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statement and Exhibits.

(d)	Exhibits:

Exhibit	Description

99.1	Press Release dated August 29, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 3, 2008	CLARK HOLDINGS INC.

	By:	/s/ Gregory E. Burns
Gregory E. Burns President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated August 29, 2008.